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AMERANT BANCORP INC. REPORTS THIRD QUARTER RESULTS

CORAL GABLES, FLORIDA, October 29, 2020. Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company” or “Amerant”) today reported third quarter of 2020 net income of $1.7 million, compared to a net loss of $15.3 million reported in the second quarter of 2020 and net income of $11.9 million reported in the third quarter of 2019. Net loss for the nine months ended September 30, 2020 was $10.2 million, compared to net income of $37.9 million reported in the nine months ended September 30, 2019. Operating income was $11.5 million in the third quarter of 2020, down 46.6% from $21.6 million in the second quarter of 2020, and down 9.8% from $12.8 million in the same period of 2019. Operating income was $49.8 million for the nine months ended September 30, 2020, up 14.5% from $43.5 million in the same period of 2019.
Annualized return on assets (“ROA”) and return on equity (“ROE”) were positive 0.08% and 0.81%, respectively, in the third quarter of 2020, compared to negative 0.75% and 7.21%, respectively, in the second quarter of 2020, and positive 0.60% and 5.81%, respectively, in the third quarter of 2019. ROA and ROE for the first nine months of 2020 were negative 0.17% and 1.62%, respectively, compared to positive 0.64% and 6.43%, respectively, for the first nine months of 2019.
Millar Wilson, Vice Chairman and Chief Executive Officer, said, “In the third quarter and subsequent weeks, we pushed forward on our relationship-driven, digitally-enabled strategy and efficiency efforts, which continue to create value. We made impressive progress on our digital transformation this quarter and expect to achieve a number of important milestones in the coming quarters that further support our growth strategy. We also improved our engagement with our customers and increased our share of wallet with them. Finally, we continued to push ahead with initiatives that better align our operating structure with our business, which included the adoption of voluntary early retirement and involuntary severance plans earlier this month.”

Mr. Wilson continued, “I want to highlight a couple of notable achievements in the third quarter. First, loan deferrals and forbearance fell drastically this quarter and have continued to decline reaching $71.8 million, or just over 1% of total loans, on October 23, 2020, down from $1.1 billion, or 19% of total loans, at the start of our program in April. This represents a significant improvement to the outlook of our credit quality for future quarters. Importantly, we recorded the lowest loan loss provision so far this year. This speaks to Amerant’s solid credit management capabilities under the most difficult of conditions contributing to improved results in the third quarter. I am pleased to report that our NIM remained virtually unchanged from the second quarter and our loan production began to pick up in the third quarter as economic activity started to increase in the markets we serve. Our capital position, liquidity and asset quality remained strong, continuing to position us well to succeed through the current environment.”
Summary Results

The summary results of the third quarter ended September 30, 2020 include:

•Net income of $1.7 million, compared to net loss of $15.3 million in the second quarter of 2020 and net income of $11.9 million in the same period of 2019. The net income compared to net loss in the second quarter of 2020 was primarily due to lower provision for loan losses in the third quarter of 2020, offset by higher non-interest expenses and lower net interest income (“NII”). The decrease in net income compared to the same quarter last year was primarily due to the recording of a provision for loan losses recorded in the third quarter of 2020 compared to a reversal of provision for loan losses in the comparable period last year and lower NII, offset by higher non-interest income and lower non-interest expenses. Operating income, which excludes provision for income tax expense or benefit, provision for loan losses or reversals, and net gains on securities, decreased to $11.5 million, down 46.6% from $21.6 million in the second quarter of 2020, and down 9.8% from $12.8 million in the same period of 2019.
•NII was $45.3 million, down 2.1% from $46.3 million in the second quarter of 2020, and down 13.8% from $52.6 million in the same period of 2019. Lower NII versus the second quarter of 2020 is mainly due to lower average market rates on variable-rate loans, declines in average yields and balances on securities available for sale and the full-quarter impact of interest costs associated with the senior notes issued in late June. Partially offsetting the decline were lower overall deposits cost, lower customer and brokered time deposit average balances and higher average loan balances. Compared to the third quarter 2019, lower NII in the third quarter of 2020 is attributed to a decline in average yields on interest-earning assets, partially offset by lower deposit and wholesale funding costs. Net interest margin (“NIM”) was 2.39% in the third quarter of 2020, down from 2.44% and 2.80% in the second quarter of 2020 and the third quarter of 2019, respectively.

•Credit quality is sound and reserve coverage remains strong. Balances in loan forbearance programs declined to their lowest point since the start of the COVID-19 pandemic, with most borrowers resuming their scheduled payments. In the third quarter of 2020, loans under interest-only deferral and/or forbearance totaled $101.2 million, down significantly from $1.1 billion at the beginning of April. The Company has only received a limited number of requests for additional payment extensions, which are being carefully evaluated. The ratio of the Allowance for Loan Losses (“ALL”) to total loans was 1.97% as of September 30, 2020, down from 2.04% in the second quarter of 2020 and up from 0.93% in the same period in 2019. In the third quarter of 2020, the ratio of net loan charge-offs to average total loans increased to 1.41%, from 0.13% in the second quarter of 2020, and up from 0.16% in the third quarter of 2019. Provision for loan losses of $18.0 million in the third quarter 2020, the lowest recorded in any quarter this year, reflects improving credit conditions on higher risk loans to borrowers as economic activity increases.
•Noninterest income was $20.3 million, up 2.7% from $19.8 million in the second quarter of 2020, and up 46.7% from $13.8 million in the same period of 2019. The quarter-over-quarter increase was mainly driven by higher net gains on the sale of securities and increased total deposits and service fees, partially offset by lower derivative income fees. The year-over-year increase was largely the result of higher net gains on the sale of securities, in addition to increased brokerage, advisory and fiduciary income, partially offset by lower derivative income and decreased cards, deposits and other service fees. Net gains on sale of debt securities was $8.6 million in the third quarter of 2020 compared to $7.5 million in the second quarter of 2020 and $0.9 million in the same period last year.

•Noninterest expense was $45.5 million, up 23.8% from $36.7 million in the second quarter of 2020, and down 13.7% from $52.7 million in the third quarter of 2019. The quarter-over-quarter increase was mainly driven by higher salaries and employee benefits and other operating expenses related to the absence of the deferral of direct origination costs associated with the Paycheck Protection Program (“PPP”) recorded in the second quarter of 2020, FDIC assessments and insurance as well as marketing expenses, partially offset by a decrease in professional and other services fees. The year-over-year decline resulted mainly from lower salaries and employee benefits, professional and other services fees and other noninterest expenses in the third quarter of 2020. This decline was partially offset by an increase in FDIC assessments and insurance in the third quarter of 2020. Adjusted noninterest expense was $43.7 million in the third quarter of 2020, up 23.2% from $35.4 million in the second quarter of 2020, and down 15.2% from $51.5 million in the third quarter of 2019. Adjusted noninterest expense in the third quarter of 2020 excludes $1.8 million in restructuring expenses, compared to $1.3 million in the second quarter of 2020 and in the same period of 2019.

•The efficiency ratio was 69.3% (66.5% adjusted for restructuring expenses) in the third quarter of 2020, compared to 55.6% (53.6% adjusted for restructuring expenses) in the second quarter of 2020, and 79.4% (77.5% adjusted for restructuring expenses) for the same period of 2019. The absence of the deferral of direct origination costs associated with PPP loans funded during the second quarter of 2020 was the largest contributor to the increase in efficiency ratio during the third quarter. The year-over-year decline is mainly attributable to the Company’s ongoing transformation and efficiency improvement efforts during the period.

•Total loans were $5.9 billion, slightly up by $52.3 million, or 0.9%, compared to the second quarter of 2020. As of September 30, 2020, PPP loans were $223.5 million, or 3.8% of total loans, compared to $214.1 million, or 3.7% of total loans at June 30, 2020. Loans modified due to COVID-19 still under forbearance were $101.2 million, or 1.7% of total loans, compared to $654.4 million or 11.1% of total loans at June 30, 2020. Total deposits were $5.9 billion, down $147.2 million, or 2.4%, from $6.0 billion as of June 30, 2020. The Company estimates as of September 30, 2020, there were $97.2 million of deposits related to PPP loans funded in the second quarter of 2020, compared to $132.7 million as of June 30, 2020.

•Stockholders’ book value per common share decreased to $19.68, down 0.1% from $19.69 at June 30, 2020, and up 1.7%, from $19.35 at December 31, 2019. Tangible book value per common share decreased to $19.17, down 0.1% from $19.18 at June 30, 2020, and up 1.8% from $18.84 at December 31, 2019.

Business Update Related to COVID-19
    Amerant's top priority remains providing high-quality and uninterrupted services to customers while maintaining the health and safety of employees, customers, and the local community. During the third quarter of 2020, Amerant moved into a new phase of reintroducing a higher number of employees back into the office. Banking centers continue to operate under regular business hours, following strict federal, state and local government guidelines supporting the safety of our employees and our customers.

Additionally, during the third quarter of 2020, Amerant continued to offer payment relief options which include payment and interest-only payment deferral and/or forbearance options. Both broader Company-wide and limited case-by-case measures related to waiving of fees, with the exception of late payment fees on loans, were discontinued earlier in the third quarter of 2020.

As the COVID-19 pandemic continues to evolve, the Executive Management Committee (“EMC”) is actively and closely monitoring the Company’s credit and liquidity risks as well as credit underwriting practices. As Amerant did last quarter, the Company continues to assess forbearance status and general credit conditions for all portions of the portfolio on a daily basis, including new and existing loans, with an emphasis on loans in industries most vulnerable to the financial impact of the COVID-19 pandemic. The Company is focused on carefully managing its credit quality under the currently unusual and highly unpredictable environment.

Loan Mitigation Programs

In the third quarter of 2020, the Company continued to offer loan payment relief options to customers impacted by the COVID-19 pandemic. The Company has received a limited number of requests for additional payment extensions, which are being carefully evaluated.

In the third quarter of 2020, loans under deferral and/or forbearance decreased tremendously compared to the prior quarter. As of September 30, 2020, $101.2 million, or 1.7% of total loans, were still under the interest-only deferral and/or forbearance period, significantly down from $654.4 million, or 11.1% of total loans, at the end of the second quarter of 2020, and from $1.1 billion, or 19.3% of total loans, at the beginning of the program in April. As of October 23, 2020, loans under deferral and/or forbearance further decreased to $71.8 million, or 1.2% of total loans. This includes $55.2 million of loans under a second deferral and $15.7 million under third deferral, which the Company began to selectively offer as additional temporary loan modifications under programs that allow it to extend the deferral and/or forbearance period beyond 180 days.

Additionally, 93.8% of the loans under forbearance are backed by real estate collateral with average LTV of 64% and 99.9% of loans out of forbearance have resumed regular payments. Notably, Amerant now has no deferrals and/or forbearance in its hotel loan portfolio, one of the most impacted industries by the COVID-19 pandemic. The Company continues to closely monitor the performance of the remaining loans under the terms of the temporary relief granted.

Paycheck Protection Program (PPP) Loans

On August 8, 2020, legislation providing funds through the PPP program expired. Loans under this program may be eligible for forgiveness under certain conditions. The Company is in the early stages of processing PPP loan forgiveness requests.

As of September 30, 2020, total PPP loans were $223.5 million, representing over 2,000 loans approved. Approximately 90% of these loans were under $350,000 each and represented approximately 51% of the PPP loan balances. The Company estimates as of September 30, 2020, there were $97.2 million of deposits related to PPP loans funded in the second quarter of 2020, compared to $132.7 million as of June 30, 2020.

Amerant looks forward to building on new small business relationships enabled by the PPP with a keen focus on cross-selling opportunities and increasing profitability.

Credit Quality
The ALL reached $116.8 million at the close of third quarter of 2020, compared to $119.7 million at the close of the second quarter of 2020. The Company recorded a provision for loan losses of $18.0 million during the third quarter of 2020, a decrease of $30.6 million, or 63.0%, compared to $48.6 million in the second quarter of 2020. In the third quarter of 2019, the Company released $1.5 million from the ALL. In the third quarter of 2020 the Company charged-off $19.3 million related to certain loan arrangements with a Miami-based U.S. coffee trader (“the Coffee Trader”) which had deteriorated in the second quarter of 2020, as previously disclosed.
The provision for loan losses in the third quarter of 2020 was the lowest recorded in any period this year. This decrease was mainly driven by a significant decline of the estimated allowance for loan losses associated with the COVID-19 pandemic, which dropped to $26.2 million as of September 30, 2020 from $32.9 million at the end of the second quarter of 2020, as well as lower reserves required on the Coffee Trader, which declined to $6.5 million as of September 30, 2020 from $20.0 million as of June 30, 2020. The $18.0 million provision for loan losses in the third quarter of 2020 includes: i) $12.2 million related to credit deterioration and ii) $5.8 million from a specific reserve requirement related to the Coffee Trader loan relationship.

As of September 30, 2020, the loan relationship with the Coffee Trader had an outstanding balance of approximately $19.6 million compared to $39.8 million as of June 30, 2020, as a result of the aforementioned $19.3 million charged off and a partial paydown of approximately $0.9 million. Based on the evaluation of additional information from the assignee leading the liquidation procedure for the Coffee Trader, management of the Bank and the Company considered it necessary and prudent to increase the specific reserve on these loans by an additional $5.8 million in the third quarter of 2020. The Company maintains a specific loan loss reserve of $6.5 million as of September 30, 2020, compared to $20.0 million as of June 30 2020 on this relationship. We continue to closely monitor the liquidation process and, as more information becomes available, management may decide to increase or decrease the loan loss reserve for this indebtedness.

Classified loans remained stable compared to the second quarter of 2020 in spite of recent loan downgrades, as classified loans at the close of the third quarter 2020 reflect the $19.3 million charge-off in the third quarter 2020 related to loans to the Coffee Trader. Finally, special mention loans as of September 30, 2020 were $85.6 million, an increase of $62.8 million, or 274.5%, from $22.9 million as of June 30, 2020, mainly due to the downgrades of six owner-occupied loans totaling $27.9 million, two commercial loans totaling $24.2 million and two CRE loans totaling $14.6 million. This increase was mainly offset by the migration from special mention to substandard of three commercial loans totaling $2.7 million. All special mention loans remain current. Non-performing assets increased $9.2 million, or 11.9%, quarter-over-quarter and $53.7 million, or 163.6%, compared to the year-ago period, totaling $86.5 million at the end of the third quarter of 2020. The ratio of non-performing assets to total assets was 108 basis points, up 13 basis points from the second quarter and up 66 basis points year-over-year.

While it is difficult to estimate the extent of the impact of the COVID-19 pandemic on Amerant’s credit quality, Amerant continues to proactively and carefully monitor the Company’s credit quality practices, including examining and responding to patterns or trends that may arise across certain industries or regions. Importantly, while the Company continues to offer customized temporary loan payment relief options, including interest-only payments and forbearance options, which are not considered TDRs, it will continue to assess its willingness to offer such programs over time.

The concentration of the loan portfolio remains stable compared to the second quarter of 2020. As of September 30, 2020, the outstanding loan portfolio that was tied to industries, or with collateral values, that are potentially more vulnerable to the financial impact of the COVID-19 pandemic was approximately 45%, flat from June 30, 2020. Approximately 70% of these loans are secured with real estate collateral, flat from June 30, 2020. Except for loans to the real estate industry, the loan portfolio remains well diversified with the highest industry concentration representing 10.4% of total loans, down from 11.0% as of June 30, 2020. At September 30, 2020, the Company’s Commercial Real Estate (“CRE”) loan portfolio represented 50.4% of total loans, up slightly from 50.2% at June 30, 2020. These loans had an estimated weighted average Loan to Value (LTV) of 60% and an estimated weighted average Debt Service Coverage Ratio (DSCR) of 1.7x at September 30, 2020. Importantly, CRE loans to top tier customers, which are those considered to have the greatest strength and credit quality, represented approximately 43% of the CRE loan portfolio at that date, up slightly from 42% in the second quarter as credit quality continues to improve amongst the customer base.

Loans and Deposits
Total loans as of September 30, 2020 were $5.9 billion, slightly up by $52.3 million, or 0.9%, compared to June 30, 2020. Total loans increased $180.3 million, or 3.1%, from December 31, 2019.
Loan production across all segments in the third quarter of 2020 continued to be challenged by the decline in economic activity and more stringent credit underwriting standards associated with the pandemic. Against this backdrop, Amerant increased portfolio purchase activities in the consumer loan market where the Company found attractive yields and commensurate risk. Consumer loans increased $59.3 million, or 45.4%, quarter-over-quarter, and $101.6 million, or 114.8%, compared to December 31, 2019. This includes $53 million in high-yield indirect consumer loans purchased during the third quarter of 2020. Additionally, Amerant saw higher demand for HELOCs driven by a rise in consumer appetite amid the low interest rate environment. In addition, real estate loans increased $43.3 million, or 1.0%, quarter-over-quarter mainly on higher land development and construction and multi-family residential loans. Land development, construction and multi-family residential loans totaled $1.2 billion at the close of September 30, 2020, an increase of $80.1 million, or 7.2%, compared to $1.1 billion the previous quarter, mainly the result of higher line of credit utilization. PPP loans as of September 30, 2020 were $223.5 million, an increase of $9.4 million, or 4.4%, compared to $214.1 million as of June 30, 2020.

Total deposits as of September 30, 2020 were $5.9 billion, down $147.2 million, or 2.4%, from $6.0 billion as of June 30, 2020. Total deposits increased $120.4 million, or 2.1%, from $5.8 billion as of December 31, 2019. Quarter-over-quarter, domestic and foreign deposits declined $122.6 million, or 3.6%, and $24.5 million, or 0.9%, respectively. Domestic deposits grew $188.5 million, or 6.0%, compared to December 31, 2019, while foreign deposits declined $68.1 million, or 2.6%, compared to December 31, 2019.
The quarter-over-quarter declines in deposits are primarily attributable to a reduction in brokered and customer CDs, which declined $101.2 million, or 17.2%, and $78.9 million, or 4.3%, respectively, during the period, as the Company focused on increasing lower-cost sources of funds and aggressively lowered CD rates. Also, the decline includes lower deposit balances on customer accounts associated with PPP loan originations in the previous two quarters as customer’s deposit utilization increased during the quarter.
In the third quarter of 2020, the Company began offering interest-bearing deposit products through a third-party deposit broker network. These deposits reached $21.6 million at quarter-end. The decline of $78.9 million in customer CDs includes a reduction of $12.4 million, or 5.4%, in online deposit balances mainly attributable to lower rates offered on this product. The quarter-over-quarter decrease of $24.5 million, or 0.9%, in foreign deposits, represents an annualized decay rate of 3.8%, compared to an annualized growth rate of 0.5% during the second quarter of 2020, which the Company attributes to an increase in economic activity in Venezuela following the relaxation of health measures implemented in the country as a result of the COVID-19 pandemic since March 2020. It is encouraging that while there was a decline in foreign deposits in the third quarter of 2020, the pace of such decline continues to slow down. This improvement reflects the Company’s increased engagement with customers and sales efforts which continued to strengthen existing relationships and the expansion of Amerant’s banking products and services.
The Company continued to focus on deepening existing customer relationships to capture additional share of wallet in the third quarter of 2020. New strategies geared towards increasing profitability include a focus on cross selling treasury management products and fees charged. Like in previous quarters, the Company executed on initiatives such as improving customer engagement through targeted call campaigns and daily customer contact as well as training sales teams to ensure alignment. Notably, during the third quarter of 2020, Amerant made significant progress by providing training on Salesforce to enable over 80% of users to be active by the end of October. Additionally, the Company’s participation in the SBA’s PPP has opened the door to a number of prospective commercial lending opportunities and new customer deposit relationships that Amerant is well-positioned to capture. The Company has begun to see the benefits of these initiatives to win additional share of wallet materialize.

Net Interest Income and Net Interest Margin

Third quarter of 2020 NII was $45.3 million, down 2.1% from $46.3 million in the second quarter of 2020 and down 13.8% from $52.6 million in the third quarter of 2019. Excluding the positive impact from higher average balances in PPP loans during the third quarter of 2020, NII is lower compared to the second quarter of 2020 mainly due to lower average market rates on variable-rate loans, lower market rates and average balances on securities available for sale, and the full-quarter impact of interest costs associated with the senior notes issued in late June. Partially offsetting this decline were lower costs of deposits as Amerant continued to proactively reprice customer time and relationship money market deposits at lower rates and chose not to replace higher-cost maturing brokered deposits. During the third quarter of 2020, the Company saved $1.0 million in interest expense primarily due to the renewal of higher-cost maturing customer CDs with an average rate drop of 26 bps from the second quarter of 2020. As of September 30, 2020, Amerant has a meaningful $884 million of time deposits maturing in the next six months. The Company expects to reprice these CDs at lower market rates upon maturity over the next two quarters bringing down the average cost of CDs by approximately 50bps, helping offset ongoing pressure on margin from soft yields on assets. Additionally, the impact of lower rates in the investment portfolio was partially offset by the purchase of $70.1 million in higher-yielding corporate securities, primarily financial institutions subordinated debt, during the third quarter of 2020.

The decline in NII compared to the third quarter of 2019 was primarily due to the meaningful yield decline of interest-earning assets as a result of the Federal Reserve’s emergency rate cuts in March 2020. This decline was partially offset by lower costs of deposits and FHLB borrowings as a result of the March rate cuts, lower interest expense due to the redemption of trust preferred securities in the third quarter of 2019 and first quarter of 2020 and higher average loan volume. NIM decreased at a lower speed in the third quarter of 2020 compared to the previous quarter. NIM for the third quarter of 2020 was 2.39%, a decrease of only 5 basis points from 2.44% in the prior quarter and 41 basis points from 2.80% in the third quarter of 2019.

While the ongoing low-interest rate environment and potential runoff of Amerant’s low-cost foreign deposits will continue to pressure NII and NIM, the Company continues to take decisive actions to manage these headwinds. Specifically, in the third quarter of 2020, Amerant continued to aggressively reprice deposits and seek lower-rate alternatives to replace brokered CDs, actively implement floor rates in the loan portfolio, assess risk and increase spreads during extensions and renewals in order to optimize yields, maximize high-yield investments consisting primarily of financial institutions subordinated debt, as well as seek to reduce asset sensitivity via duration.

Noninterest income
In the third quarter of 2020, noninterest income was $20.3 million, up 2.7% from $19.8 million in the second quarter of 2020. The increase was mainly driven by higher net gains on sale of debt securities of $1.1 million and higher deposit and other service fees of $0.5 million compared to the second quarter of 2020. Partially offsetting these increases was lower derivative income of $1.5 million, primarily due to a decline in CRE customer activity compared to the second quarter of 2020.

In the third quarter of 2020, Amerant realized a net gain of $8.6 million on the sale of debt securities. The Company continues to actively manage its strong balance sheet and the duration of its investment portfolio, including taking credit risk seeking higher yields as well as opportunistic sales of securities, buffering the impact of low market interest rates on the Company’s NIM. Fees from brokerage, advisory and fiduciary activities decreased to its normal levels in the third quarter mainly due to the absence of fee income in connection with the bond issuance that closed during the second quarter of 2020. Deposit and service fees increased quarter over quarter, driven by higher wire transfer fees attributable to elevated transaction volumes resulting from the pickup in economic activity in the third quarter of 2020 as well as an increase in foreign wire transfer rebates.
Noninterest income increased to $20.3 million in the third quarter of 2020 from $13.8 million in the same period of 2019. The year-over-year increase in noninterest income of $6.5 million, or 46.7%, in the third quarter of 2020 was driven primarily by a $7.5 million increase in net gains on sale of debt securities in the current period compared to the year-ago quarter. Brokerage, advisory and fiduciary fees were up $0.6 million or 17.1%, in the recent quarter compared to the year-ago period due to the increase in advisory services executed as well as higher volume of customer trading activity following increased market volatility. These increases were partially offset by a $0.4 million or 9.8%, decline in deposit and other services fees due to lower wire transfer fees driven by the economic slowdown in connection with the COVID-19 pandemic, the implementation of Zelle®, and decreased credit card fee income due to the previously-announced changes from Amerant's international credit card program.
The Company’s assets under management and custody totaled $1.76 billion as of September 30, 2020, increasing $47.0 million, or 2.7% from $1.72 billion as of June 30, 2020, and $49.8 million, or 2.9% from $1.71 billion as of September 30, 2019. The increase from the second quarter of 2020 is mainly attributable to net new assets of $25.5 million as Amerant’s sales team continued to execute the Company’s relationship-centric strategy, successfully increasing share of wallet of existing customers and acquiring new customers by leveraging the Company's broad networking capabilities. Amerant remains focused on growing AUM, both domestically and internationally, in efforts to further build up the franchise and strengthen the Company’s fee-driven business.
Noninterest expense
Third quarter of 2020 noninterest expense was $45.5 million, up $8.8 million, or 23.8%, from $36.7 million in the second quarter of 2020, mainly driven by higher salaries and employee benefit expenses and other operating expenses. As a reminder, Amerant deferred $7.8 million of salaries and employee benefit expenses and $0.7 million of other operating expenses in connection with the origination of loans under the SBA’s PPP program in the second quarter of 2020. Additionally, during the third quarter of 2020 Amerant incurred higher expenses related to FDIC assessments and insurance, as well as marketing expenses following depressed marketing activity in the second quarter of 2020 due to COVID restrictions. Partially offsetting the increase was a decline of $0.6 million, or 14.2%, in professional and other services fees due to lower legal, accounting and consulting fees compared to the second quarter of 2020 and a $0.6 million decline in insurance and tax, as well as deferred stock compensation expenses.
Noninterest expense for the quarter ended September 30, 2020, decreased $7.2 million, or 13.7% compared to $52.7 million in the same period of 2019, mainly driven by the Company’s ongoing transformation and efficiency improvement efforts. In addition, Amerant benefited from significantly lower salaries and employee benefits expenses as a result of the decrease in incentives associated with variable and long-term bonus programs as well as lower salaries and stock-based compensation expenses year-over-year. Additionally, Amerant recorded meaningfully lower marketing expenses during the third quarter of 2020 driven by the absence of rebranding costs incurred in the third quarter of 2019 and slowed down marketing activity due to the COVID-19 pandemic as well as lower professional and service fees mostly driven by a year-over-year decline in legal and accounting fees, partially offset by higher consulting fees in connection with the Company’s digital transformation. Lastly, contributing to the decline were lower other noninterest expenses. Partially offsetting the decrease were higher FDIC assessments and insurance in the third quarter of 2020.
Restructuring expenses in the quarter ended September 30, 2020 totaled $1.8 million, an increase of $0.5 million, or 40.1%, compared to the second quarter of 2020 due to staff reduction and digital transformation expenses. Restructuring expenses in the third quarter of 2020 increased $0.6 million, or 46.2%, from the same period of 2019 mainly due to digital transformation expenses in the third quarter of 2020, partially offset by the absence of rebranding costs associated with the prior year’s transformation efforts.
The Company remains focused on driving efficiencies across the organization while improving the banking journey and experience for customers, particularly through improved digital capabilities. Amerant expects to achieve a number of near-term digital milestones, including a full rollout of Salesforce CRM across all business lines and support functions as well as nCino for Commercial use by the end of the year. nCino for retail use is expected to be rolled out next year.
Salesforce is a customizable platform that will enable Amerant to integrate its initial marketing campaigns, onboarding processes and customer service. Once fully operational, the program has the potential to create efficiency gains of 15-20% in the sales and service processes at Amerant. nCino will be fully integrated with Salesforce and will enable customers, portfolio managers and underwriters to collaborate in real-time, potentially creating efficiency gains of 15-20% in the loan origination process. These important launches provide the digital foundation for Amerant’s relationship-driven growth strategy and maximize efficiency and productivity seamlessly in the loan origination process.
Additionally, as part of these efficiency efforts, the previously-announced closure of the Company’s banking centers in Ft. Lauderdale, FL and in Woodlands, TX will be completed on October 30, 2020. As discussed last quarter, these closures are the result of extensive profitability analyses of the Company’s retail banking network and current and expected individual contributions towards Amerant's strategic goals.
Finally, Amerant continues to better align its operating structure and resources with its business activities. As part of these efforts, the Board of Directors approved a voluntary early retirement plan (the “Voluntary Plan”) and an involuntary severance plan (the “Involuntary Plan”) on October 9th of 2020. Employees eligible for participation in the Voluntary Plan have 45 days to confirm their participation. Resulting costs and savings will be determined after this point. The Involuntary Plan will affect approximately 37 persons and is expected to cost approximately $1.9 million in one-time termination costs in the fourth quarter of 2020 with estimated annual savings of approximately $5.8 million beginning in 2021. Both plans will be completed by year end.
Capital Resources and Liquidity
The Company’s capital continues to be strong and well in excess of the minimum regulatory requirements to be considered “well-capitalized” at September 30, 2020.
Stockholders’ equity was $829.5 million on September 30, 2020, down $0.7 million, or 0.1%, from $830.2 million on June 30, 2020, and down $5.2 million, or 0.6%, from $834.7 million on December 31, 2019. The decline in stockholder’s equity during the third quarter 2020 is mainly the result of lower net unrealized gains on debt securities available for sale driven by the sale of debt securities in the quarter previously discussed, partially offset by net income recorded in the same period.
The decrease of $5.2 million compared to December 31, 2019 was mainly the result of the net loss in the nine months ended September 30, 2020, the repurchase of $15.2 million of Class B Common Stock completed in the first quarter of 2020, and lower net unrealized gains on debt securities available for sale driven by sales of debt securities during the period. Book value per common share was $19.68 at September 30, 2020 compared to $19.69 on June 30, 2020 and $19.35 at December 31, 2019. Tangible book value per common share was $19.17 at September 30, 2020 compared to $19.18 on June 30, 2020 and $18.84 at December 31, 2019.
Amerant’s liquidity position continues to be strong and includes cash and cash equivalents of $227.2 million at the close of the third quarter of 2020, compared to $217.3 million as of June 30, 2020 and $121.3 million as of December 31, 2019. Additionally, the Company has $1.3 billion in investment securities that could be used as collateral for borrowings and $1.4 billion in borrowing capacity with the FHLB.

Third Quarter 2020 Earnings Conference Call

As previously announced, the Company will hold an earnings conference call on Thursday, October 29th, 2020 at 9:30 a.m. (Eastern Time) to discuss its third quarter 2020 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc., Amerant Trust, N.A. and Elant Bank and Trust Ltd. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 27 banking centers—19 in South Florida and 8 in the Houston, Texas area—and loan production offices in Dallas, Texas and New York, New York.

Zelle®, Salesforce® and nCino® are registered trademarks of Early Warning Services LLC, Salesforce.com, inc., and nCino, Inc, respectively, used in accordance with contractual terms.

Visit our investor relations page at https://investor.amerantbank.com for additional information.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, future financial and operating results; costs and revenues; economic conditions generally and in our markets and among our customer base; the challenges and uncertainties caused by the COVID-19 pandemic; the measures we have taken in response to the COVID-19 pandemic; our participation in the PPP Loan program; loan demand; changes in the mix of our earning assets and our deposit and wholesale liabilities; net interest margin; yields on earning assets; interest rates and yield curves (generally and those applicable to our assets and liabilities); credit quality, including loan performance, non-performing assets, provisions for loan losses, charge-offs, other-than-temporary impairments and collateral values; market trends; rebranding and staff realignment costs and expected savings; customer preferences; and anticipated closures of banking centers in Florida and Texas, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2019, in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including as of and for the three and nine month periods ended September 30, 2020 and 2019, may not reflect our results of operations for our fiscal year ending, or financial condition as of December 31, 2020, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “adjusted noninterest income”, “adjusted noninterest expense”, “adjusted net income (loss)”, “operating income”, “adjusted net income (loss) per share (basic and diluted)”, “adjusted return on assets (ROA)”, “adjusted return on equity (ROE)”, and other ratios. This supplemental information is not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued into 2020, the one-time gain on sale of the vacant Beacon land in the fourth quarter of 2019, the Company’s increases of its allowance for loan losses and net gains on sales of securities in the first, second and third quarters of 2020. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to reported results.

Exhibit 1- Selected Financial Information
    The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Consolidated Balance Sheets
Total assets	$7,977,047	$8,130,723	$8,098,810	$7,985,399	$7,864,260
Total investments	1,468,796	1,674,811	1,769,987	1,739,410	1,632,985
Total gross loans (1)	5,924,617	5,872,271	5,668,327	5,744,339	5,753,709
Allowance for loan losses	116,819	119,652	72,948	52,223	53,640
Total deposits	5,877,546	6,024,702	5,842,212	5,757,143	5,692,848
Advances from the FHLB and other borrowings	1,050,000	1,050,000	1,265,000	1,235,000	1,170,000
Senior notes (2)	58,498	58,419	—	—	—
Junior subordinated debentures (3)	64,178	64,178	64,178	92,246	92,246
Stockholders' equity	829,533	830,198	841,117	834,701	825,751
Assets under management and custody (4)	1,762,803	1,715,804	1,572,322	1,815,848	1,713,012

	Three Months Ended					Nine Months Ended September 30,
(in thousands, except percentages and per share amounts)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019

Consolidated Results of Operations
Net interest income	$45,348	$46,323	$49,229	$51,262	$52,600	$140,900	$161,826
Provision for (reversal of) loan losses	18,000	48,620	22,000	(300)	(1,500)	88,620	(2,850)
Noninterest income	20,292	19,753	21,910	15,971	13,836	61,955	41,139
Noninterest expense	45,500	36,740	44,867	51,730	52,737	127,107	157,587
Net income (loss)	1,702	(15,279)	3,382	13,475	11,931	(10,195)	37,859
Effective income tax rate	20.47%	20.77%	20.83%	14.73%	21.50%	20.80%	21.50%

Common Share Data
Stockholders' book value per common share	$19.68	$19.69	$19.95	$19.35	$19.11	$19.68	$19.11
Tangible stockholders' equity (book value) per common share (5)	$19.17	$19.18	$19.43	$18.84	$18.63	$19.17	$18.63
Basic earnings (loss) per common share	$0.04	$(0.37)	$0.08	$0.32	$0.28	$(0.24)	$0.89
Diluted earnings (loss) per common share (6)	$0.04	$(0.37)	$0.08	$0.31	$0.28	$(0.24)	$0.88
Basic weighted average shares outstanding	41,722	41,720	42,185	42,489	42,466	41,875	42,562
Diluted weighted average shares outstanding (6)	42,065	41,720	42,533	43,050	42,915	41,875	42,881

	Three Months Ended					Nine Months Ended September 30,
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Other Financial and Operating Data (7)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (8)	2.39%	2.44%	2.65%	2.74%	2.80%	2.49%	2.89%
Net income (loss) / Average total assets (ROA) (9)	0.08%	(0.75)%	0.17%	0.68%	0.60%	(0.17)%	0.64%
Net income (loss) / Average stockholders' equity (ROE) (10)	0.81%	(7.21)%	1.61%	6.44%	5.81%	(1.62)%	6.43%

Capital Indicators (%)
Total capital ratio (11)	14.56%	14.34%	14.54%	14.78%	14.77%	14.56%	14.77%
Tier 1 capital ratio (12)	13.30%	13.08%	13.38%	13.94%	13.93%	13.30%	13.93%
Tier 1 leverage ratio (13)	10.52%	10.39%	10.82%	11.32%	11.15%	10.52%	11.15%
Common equity tier 1 capital ratio (CET1) (14)	12.34%	12.13%	12.42%	12.60%	12.57%	12.34%	12.57%
Tangible common equity ratio (15)	10.16%	9.97%	10.14%	10.21%	10.26%	10.16%	10.26%

Asset Quality Indicators (%)
Non-performing assets / Total assets (16)	1.08%	0.95%	0.41%	0.41%	0.42%	1.08%	0.42%
Non-performing loans / Total loans (1) (17)	1.46%	1.32%	0.59%	0.57%	0.57%	1.46%	0.57%
Allowance for loan losses / Total non-performing loans (18)	135.09%	154.87%	218.49%	158.60%	163.42%	135.09%	163.42%
Allowance for loan losses / Total loans (1) (18)	1.97%	2.04%	1.29%	0.91%	0.93%	1.97%	0.93%
Net charge-offs / Average total loans (19)	1.41%	0.13%	0.09%	0.08%	0.16%	0.56%	0.12%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	2.24%	1.81%	2.27%	2.60%	2.64%	2.11%	2.65%
Salaries and employee benefits / Average total assets	1.39%	1.06%	1.48%	1.81%	1.70%	1.31%	1.70%
Other operating expenses/ Average total assets (20)	0.85%	0.75%	0.79%	0.79%	0.95%	0.79%	0.95%
Efficiency ratio (21)	69.32%	55.60%	63.07%	76.94%	79.38%	62.66%	77.64%
Full-Time-Equivalent Employees (FTEs)	807	825	825	829	838	807	838

	Three Months Ended					Nine Months Ended September 30,
(in thousands, except percentages and per share amounts)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Adjusted Selected Consolidated Results of Operations and Other Data (5)

Adjusted noninterest income	$20,292	$19,753	$21,910	$13,176	$13,836	$61,955	$41,139
Adjusted noninterest expense	43,654	35,422	44,513	51,616	51,474	123,589	152,655
Adjusted net income (loss)	3,163	(14,234)	3,662	11,407	12,923	(7,409)	41,731
Operating income	11,540	21,599	16,652	14,800	12,793	49,791	43,476
Adjusted basic earnings (loss) per common share	0.08	(0.34)	0.09	0.27	0.30	(0.18)	0.98
Adjusted earnings (loss) per diluted common share (6)	0.08	(0.34)	0.09	0.26	0.30	(0.18)	0.97
Adjusted net income (loss) / Average total assets (Adjusted ROA) (9)	0.16%	(0.70)%	0.19%	0.57%	0.65%	(0.12)%	0.70%
Adjusted net income (loss) / Average stockholders' equity (Adjusted ROE) (10)	1.51%	(6.72)%	1.74%	5.45%	6.30%	(1.17)%	7.09%
Adjusted noninterest expense / Average total assets	2.15%	1.75%	2.25%	2.59%	2.58%	2.05%	2.57%
Adjusted salaries and employee benefits / Average total assets	1.36%	1.05%	1.48%	1.80%	1.67%	1.29%	1.68%
Adjusted other operating expenses/ Average total assets (20)	0.79%	0.70%	0.77%	0.79%	0.91%	0.75%	0.89%
Adjusted efficiency ratio (22)	66.51%	53.61%	62.57%	80.10%	77.48%	60.92%	75.21%

__________________
(1)     Total gross loans are net of deferred loan fees and costs. At September 30, 2019, total loans include $1.9 million in loans held for sale. There were no loans held for sale at any of the other dates presented.
(2)     During the second quarter of 2020, the Company completed a $60 million offering of Senior Notes with a coupon rate of 5.75%. Senior Notes are presented net of direct issuance cost which is deferred and amortized over 5 years.
(3)    During the three months ended March 31, 2020 and September 30, 2019, the Company redeemed $26.8 million of its 8.90% trust preferred securities and $25.0 million of its 10.60% and 10.18% trust preferred securities, respectively. The Company simultaneously redeemed the junior subordinated debentures associated with these trust preferred securities.
(4) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
(5) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(6) As of September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019, and September 30, 2019, potential dilutive instruments consisted of unvested shares of restricted stock and restricted stock units mainly related to the Company’s IPO in 2018 totaling 478,587, 491,360, 482,316, 530,620 and 789,652, respectively. For the three months ended of June 30, 2020 and the nine months ended September 30, 2020, potential dilutive instruments were not included in the diluted earnings per share computation because the Company reported a net loss and their inclusion would have an antidilutive effect. For all other periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(7)     Operating data for the periods presented have been annualized.
(8)     NIM is defined as NII divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(9)     Calculated based upon the average daily balance of total assets.
(10)    Calculated based upon the average daily balance of stockholders’ equity.
(11)    Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(12)    Tier 1 capital divided by total risk-weighted assets.
(13)    Tier 1 capital divided by quarter to date average assets. Tier 1 capital is composed of Common Equity Tier 1 (CET 1) capital plus outstanding qualifying trust preferred securities of $62.3 million at September 30, 2020, June 30, 2020 and March 31, 2020, and $89.1 million as of December 31, 2019 and September 30, 2019. See footnote 3 for more information about trust preferred securities redemption transactions in the first quarter of 2020 and third quarter of 2019.
(14)Common Equity Tier 1 (CET 1) capital divided by total risk-weighted assets.
(15)    Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangibles assets are included in other assets in the Company’s consolidated balance sheets.
(16)Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans, restructured loans that are considered “troubled debt restructurings” or “TDRs”, and OREO properties acquired through or in lieu of foreclosure. Non-performing assets were $86.5 million, $77.3 million, $33.4 million, $33.0 million and $32.8 million as of September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019, respectively.
(17)Non-performing loans include all accruing loans past due by 90 days or more, all nonaccrual loans and restructured loans that are considered TDRs. Non-performing loans were $86.5 million, $77.3 million, $33.4 million, $32.9 million and $32.8 million as of September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019, respectively.
(18)Allowance for loan losses was $116.8 million, $119.7 million, $72.9 million, $52.2 million and $53.6 million as of September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019, respectively.
(19)Calculated based upon the average daily balance of outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses. During the third quarter of 2020, the Company charged off $19.3 million against the allowance for loan losses as result of the deterioration of one commercial loan relationship.
(20)Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(21)Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and NII.
(22)Adjusted efficiency ratio is the efficiency ratio less the effect of restructuring costs, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, an after-tax gain of $2.2 million on the sale of vacant Beacon land in the fourth quarter of 2019, the Company’s increases of its allowance for loan losses and net gains on sales of securities in the first, second and third quarters of 2020. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Nine Months Ended September 30,
(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019

Total noninterest income	$20,292	$19,753	$21,910	$15,971	$13,836	$61,955	$41,139
Less: gain on sale of vacant Beacon land	—	—	—	(2,795)	—	—	—
Adjusted noninterest income	$20,292	$19,753	$21,910	$13,176	$13,836	$61,955	$41,139

Total noninterest expenses	$45,500	$36,740	$44,867	$51,730	$52,737	$127,107	$157,587
Less: restructuring costs (1):
Staff reduction costs	646	360	54	114	450	1,060	1,357
Digital transformation expenses	1,200	958	300	—	—	2,458	—
Rebranding costs	—	—	—	—	813	—	3,575
Total restructuring costs	$1,846	$1,318	$354	$114	$1,263	$3,518	$4,932
Adjusted noninterest expenses	$43,654	$35,422	$44,513	$51,616	$51,474	$123,589	$152,655

Net income (loss)	$1,702	$(15,279)	$3,382	$13,475	$11,931	$(10,195)	$37,859
Plus after-tax restructuring costs:
Restructuring costs before income tax effect	1,846	1,318	354	114	1,263	3,518	4,932
Income tax effect	(385)	(273)	(74)	59	(271)	(732)	(1,060)
Total after-tax restructuring costs	1,461	1,045	280	173	992	2,786	3,872
Less after-tax gain on sale of vacant Beacon land:
Gain on sale of vacant Beacon land before income tax effect	—	—	—	(2,795)	—	—	—
Income tax effect	—	—	—	554	—	—	—
Total after-tax gain on sale of vacant Beacon land	—	—	—	(2,241)	—	—	—
Adjusted net income (loss)	$3,163	$(14,234)	$3,662	$11,407	$12,923	$(7,409)	$41,731

	Three Months Ended,					Nine Months Ended September 30,
(in thousands, except percentages and per share amounts)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019

Net income (loss)	$1,702	$(15,279)	$3,382	$13,475	$11,931	$(10,195)	$37,859
Plus: provision for income tax expense (benefit)	438	(4,005)	890	2,328	3,268	(2,677)	10,369
Plus: provision for (reversal of) loan losses	18,000	48,620	22,000	(300)	(1,500)	88,620	(2,850)
Less: securities gains, net	8,600	7,737	9,620	703	906	25,957	1,902
Operating income	$11,540	$21,599	$16,652	$14,800	$12,793	$49,791	$43,476

Basic earnings (loss) per share	$0.04	$(0.37)	$0.08	$0.32	$0.28	$(0.24)	$0.89
Plus: after tax impact of restructuring costs	0.04	0.03	0.01	—	0.02	0.06	0.09
Less: after tax gain on sale of vacant Beacon land	—	—	—	(0.05)	—	—	—
Total adjusted basic earnings (loss) per common share	$0.08	$(0.34)	$0.09	$0.27	$0.30	$(0.18)	$0.98

Diluted earnings (loss) per share (2)	$0.04	$(0.37)	$0.08	$0.31	$0.28	$(0.24)	$0.88
Plus: after tax impact of restructuring costs	0.04	0.03	0.01	—	0.02	0.06	0.09
Less: after tax gain on sale of vacant Beacon land	—	—	—	(0.05)	—	—	—
Total adjusted diluted earnings (loss) per common share	$0.08	$(0.34)	$0.09	$0.26	$0.30	$(0.18)	$0.97

Net income (loss) / Average total assets (ROA)	0.08%	(0.75)%	0.17%	0.68%	0.60%	(0.17)%	0.64%
Plus: after tax impact of restructuring costs	0.08%	0.05%	0.02%	0.01%	0.05%	0.05%	0.06%
Less: after tax gain on sale of vacant Beacon land	—%	—%	—%	(0.12)%	—%	—%	—%
Adjusted net income (loss) / Average total assets (Adjusted ROA)	0.16%	(0.70)%	0.19%	0.57%	0.65%	(0.12)%	0.70%

Net income (loss) / Average stockholders' equity (ROE)	0.81%	(7.21)%	1.61%	6.44%	5.81%	(1.62)%	6.43%
Plus: after tax impact of restructuring costs	0.70%	0.49%	0.13%	0.08%	0.49%	0.45%	0.66%
Less: after tax gain on sale of vacant Beacon land	—%	—%	—%	(1.07)%	—%	—%	—%
Adjusted net income (loss) / Average stockholders' equity (Adjusted ROE)	1.51%	(6.72)%	1.74%	5.45%	6.30%	(1.17)%	7.09%

Noninterest expense / Average total assets	2.24%	1.81%	2.27%	2.60%	2.64%	2.11%	2.65%
Less: impact of restructuring costs	(0.09)%	(0.06)%	(0.02)%	(0.01)%	(0.06)%	(0.06)%	(0.08)%
Adjusted Noninterest expense / Average total assets	2.15%	1.75%	2.25%	2.59%	2.58%	2.05%	2.57%

	Three Months Ended,					Nine Months Ended September 30,
(in thousands, except per share amounts and percentages)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019

Salaries and employee benefits / Average total assets	1.39%	1.06%	1.48%	1.81%	1.70%	1.31%	1.70%
Less: impact of restructuring costs	(0.03)%	(0.01)%	—%	(0.01)%	(0.03)%	(0.02)%	(0.02)%
Adjusted salaries and employee benefits / Average total assets	1.36%	1.05%	1.48%	1.80%	1.67%	1.29%	1.68%

Other operating expenses / Average total assets	0.85%	0.75%	0.79%	0.79%	0.95%	0.79%	0.95%
Less: impact of restructuring costs	(0.06)%	(0.05)%	(0.02)%	—%	(0.04)%	(0.04)%	(0.06)%
Adjusted other operating expenses / Average total assets	0.79%	0.70%	0.77%	0.79%	0.91%	0.75%	0.89%

Efficiency ratio	69.32%	55.60%	63.07%	76.94%	79.38%	62.66%	77.64%
Less: impact of restructuring costs	(2.81)%	(1.99)%	(0.50)%	(0.17)%	(1.90)%	(1.74)%	(2.43)%
Plus: net gain on sale of vacant Beacon land	—%	—%	—%	3.33%	—%	—%	—%
Adjusted efficiency ratio	66.51%	53.61%	62.57%	80.10%	77.48%	60.92%	75.21%

Stockholders' equity	$829,533	$830,198	$841,117	$834,701	$825,751	829,533	825,751
Less: goodwill and other intangibles	(21,607)	(21,653)	(21,698)	(21,744)	(20,933)	(21,607)	(20,933)
Tangible common stockholders' equity	$807,926	$808,545	$819,419	$812,957	$804,818	$807,926	$804,818
Total assets	7,977,047	8,130,723	8,098,810	7,985,399	7,864,260	7,977,047	$7,864,260
Less: goodwill and other intangibles	(21,607)	(21,653)	(21,698)	(21,744)	(20,933)	(21,607)	(20,933)
Tangible assets	$7,955,440	$8,109,070	$8,077,112	$7,963,655	$7,843,327	$7,955,440	$7,843,327
Common shares outstanding	42,147	42,159	42,166	43,146	43,205	42,147	43,205
Tangible common equity ratio	10.16%	9.97%	10.14%	10.21%	10.26%	10.16%	10.26%
Stockholders' book value per common share	$19.68	$19.69	$19.95	$19.35	$19.11	$19.68	$19.11
Tangible stockholders' book value per common share	$19.17	$19.18	$19.43	$18.84	$18.63	$19.17	$18.63
____________
(1)     Expenses incurred for actions designed to implement the Company’s strategy as a new independent company. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(2) As of September 30, 2020, June 30, 2020, March 31, 2020, June 30, 2020, and September 30, 2019, potential dilutive instruments consisted of unvested shares of restricted stock and restricted stock units mainly related to the Company’s IPO in 2018 totaling 478,587, 491,360, 482,316, 530,620 and 789,652, respectively. For the three months ended of June 30, 2020 and the nine months ended September 30, 2020, potential dilutive instruments were not included in the diluted earnings per share computation because the Company reported a net loss and their inclusion would have an antidilutive effect. For all other periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)	$5,768,471	$52,736	3.64%	$5,712,548	$53,483	3.77%	$5,656,469	$66,118	4.64%
Debt securities available for sale (2)	1,409,768	8,096	2.28%	1,545,335	9,283	2.42%	1,472,884	9,681	2.61%
Debt securities held to maturity (3)	63,844	324	2.02%	68,237	308	1.82%	79,820	436	2.17%
Equity securities with readily determinable fair value not held for trading	24,447	103	1.68%	24,303	121	2.00%	23,856	137	2.28%
Federal Reserve Bank and FHLB stock	64,998	597	3.65%	69,801	916	5.28%	68,825	1,071	6.17%
Deposits with banks	225,320	61	0.11%	215,406	56	0.10%	142,583	761	2.12%
Total interest-earning assets	7,556,848	61,917	3.26%	7,635,630	64,167	3.38%	7,444,437	78,204	4.17%
Total non-interest-earning assets less allowance for loan losses	526,065			512,569			472,967
Total assets	$8,082,913			$8,148,199			$7,917,404

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,193,920	$97	0.03%	$1,122,405	$104	0.04%	$1,141,788	$191	0.07%
Money market	1,154,795	1,190	0.41%	1,112,363	1,521	0.55%	1,152,700	4,109	1.41%
Savings	321,657	88	0.11%	320,644	48	0.06%	354,554	16	0.02%
Total checking and saving accounts	2,670,372	1,375	0.20%	2,555,412	1,673	0.26%	2,649,042	4,316	0.65%
Time deposits	2,367,534	10,874	1.83%	2,484,219	12,406	2.01%	2,325,695	13,284	2.27%
Total deposits	5,037,906	12,249	0.97%	5,039,631	14,079	1.12%	4,974,737	17,600	1.40%
Securities sold under agreements to repurchase	—	—	—%	474	—	—%	378	3	3.15%
Advances from the FHLB and other borrowings (4)	1,050,000	2,820	1.07%	1,163,022	3,110	1.08%	1,148,739	6,253	2.16%
Senior notes	58,460	942	6.41%	5,136	84	6.58%	—	—	—%
Junior subordinated debentures	64,178	558	3.46%	64,178	571	3.58%	106,899	1,748	6.49%
Total interest-bearing liabilities	6,210,544	16,569	1.06%	6,272,441	17,844	1.14%	6,230,753	25,604	1.63%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	936,349			916,980			802,274
Accounts payable, accrued liabilities and other liabilities	102,864			106,738			70,214
Total non-interest-bearing liabilities	1,039,213			1,023,718			872,488
Total liabilities	7,249,757			7,296,159			7,103,241
Stockholders’ equity	833,156			852,040			814,163
Total liabilities and stockholders' equity	$8,082,913			$8,148,199			$7,917,404
Excess of average interest-earning assets over average interest-bearing liabilities	$1,346,304			$1,363,189			$1,213,684
Net interest income		$45,348			$46,323			$52,600
Net interest rate spread			2.20%			2.24%			2.54%
Net interest margin (5)			2.39%			2.44%			2.80%

Ratio of average interest-earning assets to average interest-bearing liabilities	121.68%	121.73%	119.48%

	Nine Months Ended September 30,
	2020			2019
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)	$5,685,187	$166,007	3.90%	$5,668,493	$199,641	4.71%
Debt securities available for sale (2)	1,501,200	26,876	2.39%	1,501,223	30,605	2.73%
Debt securities held to maturity (3)	68,169	1,032	2.02%	82,370	1,527	2.48%
Equity securities with readily determinable fair value not held for trading	24,268	355	1.95%	23,510	418	2.38%
Federal Reserve Bank and FHLB stock	68,650	2,550	4.96%	67,387	3,242	6.43%
Deposits with banks	204,269	579	0.38%	132,617	2,304	2.32%
Total interest-earning assets	7,551,743	197,399	3.49%	7,475,600	237,737	4.25%
Total non-interest-earning assets less allowance for loan losses	508,863			473,146
Total assets	$8,060,606			$7,948,746

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,132,553	$336	0.04%	$1,203,449	$766	0.09%
Money market	1,134,627	5,960	0.70%	1,151,444	11,823	1.37%
Savings	321,661	153	0.06%	369,067	49	0.02%
Total checking and saving accounts	2,588,841	6,449	0.33%	2,723,960	12,638	0.62%
Time deposits	2,437,353	36,764	2.01%	2,353,866	38,577	2.19%
Total deposits	5,026,194	43,213	1.15%	5,077,826	51,215	1.35%
Securities sold under agreements to repurchase	158	—	—%	127	3	3.16%
Advances from the FHLB and other borrowings (4)	1,135,931	10,342	1.22%	1,107,531	18,750	2.26%
Senior notes	21,334	1,026	6.42%	—	—	—%
Junior subordinated debentures	67,149	1,918	3.82%	114,332	5,943	6.95%
Total interest-bearing liabilities	6,250,766	56,499	1.21%	6,299,816	75,911	1.61%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	867,527			792,107
Accounts payable, accrued liabilities and other liabilities	99,510			69,652
Total non-interest-bearing liabilities	967,037			861,759
Total liabilities	7,217,803			7,161,575
Stockholders’ equity	842,803			787,171
Total liabilities and stockholders' equity	$8,060,606			$7,948,746
Excess of average interest-earning assets over average interest-bearing liabilities	$1,300,977			$1,175,784
Net interest income		$140,900			$161,826
Net interest rate spread			2.28%			2.64%
Net interest margin (5)			2.49%			2.89%
Ratio of average interest-earning assets to average interest-bearing liabilities	120.81%			118.66%

___________
(1) Average non-performing loans of $84.4 million, $50.4 million and $32.5 million for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and $55.9 million and $25.6 million for the nine month periods ended September 30, 2020, and 2019, respectively, are included in the average loan portfolio, net. Interest income that would have been recognized on these non-performing loans totaled $1.0 million, $0.6 million and $0.3 million, in the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and $2.0 million and $1.1 million in the nine months ended September 30, 2020 and 2019, respectively.
(2)    Includes nontaxable securities with average balances of $56.0 million, $62.2 million and $66.5 million for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and $55.9 million and $115.5 million for the nine month periods ended September 30, 2020, and 2019, respectively. The tax equivalent yield for these nontaxable securities was 3.59%, 3.77% and 3.92% for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019,

respectively, and 3.74% and 4.01% for the nine month periods ended September 30, 2020, and 2019, respectively. In 2020 and 2019, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.
(3)    Includes nontaxable securities with average balances of $63.8 million, $68.2 million and $79.8 million for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and $68.2 million and $82.4 million for the nine month periods ended September 30, 2020, and 2019, respectively. The tax equivalent yield for these nontaxable securities was 2.55%, 2.30% and 2.74% for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, and 2.56% and 3.14% for the nine month periods ended September 30, 2020, and 2019, respectively. In 2020 and 2019, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(4)    The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
(5)    NIM is defined as NII divided by average interest-earning assets, which are loans, securities available for sale and held to maturity, deposits with banks and other financial assets which yield interest or similar income.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Nine Months Ended September 30,
	September 30, 2020		June 30, 2020		September 30, 2019		2020		2019
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$3,937	19.4%	$3,438	17.4%	$4,366	31.6%	$11,665	18.8%	$12,793	31.1%
Brokerage, advisory and fiduciary activities	4,272	21.1%	4,325	21.9%	3,647	26.4%	12,730	20.6%	11,071	26.9%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,437	7.1%	1,427	7.2%	1,449	10.5%	4,278	6.9%	4,272	10.4%
Cards and trade finance servicing fees	345	1.7%	273	1.4%	1,034	7.5%	1,013	1.6%	3,368	8.2%
(Loss) gain on early extinguishment of FHLB advances, net	—	—%	(66)	(0.3)%	—	—%	(73)	(0.1)%	557	1.4%
Data processing and fees for other services	—	—%	—	—%	70	0.5%	—	—%	955	2.3%
Securities gains, net (2)	8,600	42.4%	7,737	39.2%	906	6.6%	25,957	41.9%	1,902	4.6%
Other noninterest income (3)	1,701	8.3%	2,619	9.3%	2,364	16.9%	6,385	10.3%	6,221	15.1%
Total noninterest income	$20,292	100.0%	$19,753	100.0%	$13,836	100.0%	$61,955	100.0%	$41,139	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2) Includes net gain on sale of debt securities available for sale of $8.6 million and $7.5 million during the three months ended September 30, 2020 and June 30, 2020, respectively, and $25.4 million in the nine months ended September 30, 2020 , and unrealized loss of $44.0 thousand and unrealized gain of $0.2 million during the three months ended September 30, 2020 and June 30, 2020, respectively, and unrealized gain of $0.5 million in the nine months ended September 30, 2020, related to the change in market value of mutual funds.
(3)    Includes rental income, income from derivative and foreign currency exchange transactions with customers, and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense
This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Nine Months Ended September 30,
	September 30, 2020		June 30, 2020		September 30, 2019		2020		2019
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits	$28,268	62.1%	$21,570	58.7%	$33,862	64.2%	$79,164	62.3%	$101,356	64.3%
Occupancy and equipment	4,281	9.4%	4,220	11.5%	3,878	7.4%	12,304	9.7%	12,152	7.7%
Professional and other services fees	3,403	7.5%	3,965	10.8%	4,295	8.1%	10,322	8.1%	11,693	7.4%
Telecommunications and data processing	3,228	7.1%	3,157	8.6%	3,408	6.5%	9,849	7.8%	9,667	6.1%
Depreciation and amortization	1,993	4.4%	1,960	5.3%	1,928	3.7%	5,912	4.7%	5,880	3.7%
FDIC assessments and insurance	1,898	4.2%	1,240	3.4%	597	1.1%	4,256	3.4%	3,167	2.0%
Other operating expenses (1)	2,429	5.3%	628	1.7%	4,769	9.0%	5,300	4.0%	13,672	8.8%
Total noninterest expense	$45,500	100.0%	$36,740	100.0%	$52,737	100.0%	$127,107	100.0%	$157,587	100.0%
___________
(1) Includes advertising, marketing, charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Assets
Cash and due from banks	$34,091	$35,651	$22,303	$28,035	$32,363
Interest earning deposits with banks	193,069	181,698	248,750	93,289	68,964
Cash and cash equivalents	227,160	217,349	271,053	121,324	101,327
Securities
Debt securities available for sale	1,317,724	1,519,784	1,601,303	1,568,752	1,485,202
Debt securities held to maturity	61,676	65,616	70,336	73,876	77,611
Equity securities with readily determinable fair value not held for trading (1)	24,381	24,425	24,225	23,848	—
Federal Reserve Bank and Federal Home Loan Bank stock	65,015	64,986	74,123	72,934	70,172
Securities	1,468,796	1,674,811	1,769,987	1,739,410	1,632,985
Loans held for sale	—	—	—	—	1,918
Loans held for investment, gross	5,924,617	5,872,271	5,668,327	5,744,339	5,751,791
Less: Allowance for loan losses	116,819	119,652	72,948	52,223	53,640
Loans held for investment, net	5,807,798	5,752,619	5,595,379	5,692,116	5,698,151
Bank owned life insurance	216,130	214,693	213,266	211,852	210,414
Premises and equipment, net	126,895	128,327	128,232	128,824	126,497
Deferred tax assets, net	16,206	15,647	4,933	5,480	5,392
Goodwill	19,506	19,506	19,506	19,506	19,193
Accrued interest receivable and other assets	94,556	107,771	96,454	66,887	68,383
Total assets	$7,977,047	$8,130,723	$8,098,810	$7,985,399	$7,864,260
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$916,889	$956,351	$779,842	$763,224	$805,032
Interest bearing	1,210,639	1,186,613	1,088,033	1,098,323	1,123,767
Savings and money market	1,496,119	1,447,661	1,432,891	1,475,257	1,484,336
Time	2,253,899	2,434,077	2,541,446	2,420,339	2,279,713
Total deposits	5,877,546	6,024,702	5,842,212	5,757,143	5,692,848
Advances from the Federal Home Loan Bank and other borrowings	1,050,000	1,050,000	1,265,000	1,235,000	1,170,000
Senior notes	58,498	58,419	—	—	—
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	92,246	92,246
Accounts payable, accrued liabilities and other liabilities	97,292	103,226	86,303	66,309	83,415
Total liabilities	7,147,514	7,300,525	7,257,693	7,150,698	7,038,509

Stockholders’ equity
Class A common stock	2,886	2,887	2,888	2,893	2,899
Class B common stock	1,329	1,329	1,329	1,775	1,775
Additional paid in capital	359,553	359,028	358,277	419,048	418,821
Treasury stock	—	—	—	(46,373)	(46,373)
Retained earnings	433,929	432,227	447,506	444,124	431,521
Accumulated other comprehensive income	31,836	34,727	31,117	13,234	17,108
Total stockholders' equity	829,533	830,198	841,117	834,701	825,751
Total liabilities and stockholders' equity	$7,977,047	$8,130,723	$8,098,810	$7,985,399	$7,864,260

_____________
(1) The Company adopted ASU 2016-01 on December 31, 2019. Equity securities with readily available fair value not held for trading consist of mutual funds which were included as part of available for sale securities prior to December 31, 2019. The fair value of these mutual funds as of September 30, 2019 totaled $24.0 million.

Exhibit 7 - Loans

Loans by Type

The loan portfolio consists of the following loan classes:

(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Real estate loans
Commercial real estate
Non-owner occupied	$1,797,230	$1,841,075	$1,875,293	$1,891,802	$1,933,662
Multi-family residential	853,159	823,450	834,016	801,626	942,851
Land development and construction loans	335,184	284,766	225,179	278,688	268,312
	2,985,573	2,949,291	2,934,488	2,972,116	3,144,825
Single-family residential	597,280	589,713	569,340	539,102	527,468
Owner occupied	937,946	938,511	923,260	894,060	825,601
	4,520,799	4,477,515	4,427,088	4,405,278	4,497,894
Commercial loans	1,197,156	1,247,455	1,084,751	1,234,043	1,127,484
Loans to financial institutions and acceptances	16,623	16,597	16,576	16,552	24,815
Consumer loans and overdrafts	190,039	130,704	139,912	88,466	101,598
Total loans	$5,924,617	$5,872,271	$5,668,327	$5,744,339	$5,751,791

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans and other real estate owned, or OREO, at the dates presented. Non-performing loans consist of (i) nonaccrual loans; (ii) accruing loans 90 days or more contractually past due as to interest or principal; and (iii) restructured loans that are considered TDRs.

(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Non-Accrual Loans(1)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$8,289	$8,426	$1,936	$1,936	$1,936
Multi-family residential	1,484	—	—	—	—
	9,773	8,426	1,936	1,936	1,936
Single-family residential	11,071	7,975	7,077	7,291	9,033
Owner occupied	14,539	11,828	13,897	14,130	11,921
	35,383	28,229	22,910	23,357	22,890
Commercial loans (2)	50,991	48,961	9,993	9,149	9,605
Consumer loans and overdrafts	104	70	467	416	116
Total Non-Accrual Loans	$86,478	$77,260	$33,370	$32,922	$32,611

Past Due Accruing Loans(3)
Real Estate Loans
Single-family residential	$1	$—	$5	$—	$—
Commercial	—	—	—	—	—
Consumer loans and overdrafts	1	—	12	5	213
Total Past Due Accruing Loans	2	—	17	5	213
Total Non-Performing Loans	86,480	77,260	33,387	32,927	32,824
Other Real Estate Owned	42	42	42	42	—
Total Non-Performing Assets	$86,522	$77,302	$33,429	$32,969	$32,824
__________________
(1)    Includes loan modifications that met the definition of TDRs which may be performing in accordance with their modified loan terms. As of September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, non-performing TDRs include $9.0 million, $9.3 million, $9.7 million and $9.8 million, respectively, in a multiple loan relationship to a South Florida borrower.
(2)    As of September 30, 2020 and June 30, 2020, includes $19.6 million and $39.8 million, respectively, in a commercial relationship placed in nonaccrual status during the second quarter of 2020. During the third quarter of 2020, the Company charged off $19.3 million against the allowance for loan losses as result of the deterioration of this commercial relationship.
(3)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This tables shows the Company’s loans by credit quality indicators. We have no purchased credit-impaired loans.

	September 30, 2020				June 30, 2020				September 30, 2019
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$16,780	$7,236	$1,798	$25,814	$2,127	$7,242	$1,936	$11,305	$13,056	$1,936	$—	$14,992
Multi-family residential	—	1,484	—	1,484	—	—	—	—	—	—	—	—
Land development and construction loans	7,201	—	—	7,201	7,196	—	—	7,196	10,184	—	—	10,184
	23,981	8,720	1,798	34,499	9,323	7,242	1,936	18,501	23,240	1,936	—	25,176
Single-family residential	—	11,072	—	11,072	—	8,127	—	8,127	—	9,033	—	9,033
Owner occupied	34,556	14,643	—	49,199	7,884	14,142	—	22,026	5,719	15,307	—	21,026
	58,537	34,435	1,798	94,770	17,207	29,511	1,936	48,654	28,959	26,276	—	55,235
Commercial loans (2)	27,111	37,338	13,856	78,305	5,664	35,211	20,822	61,697	5,077	11,541	—	16,618
Consumer loans and overdrafts	—	111	—	111	—	81	—	81	—	2,400	—	2,400
	$85,648	$71,884	$15,654	$173,186	$22,871	$64,803	$22,758	$110,432	$34,036	$40,217	$—	$74,253
__________
(1) There were no loans categorized as “Loss” as of the dates presented.
(2) As of September 30, 2020 and June 30, 2020, includes $19.6 million and $39.8 million, respectively, in a commercial relationship placed in nonaccrual status and downgraded during the second quarter of 2020. As of September 30, 2020 and June 30, 2020, Substandard loans include $13.1 million and $20.5 million, respectively, and doubtful loans include $6.5 million and $19.3 million, respectively, related to this commercial relationship. During the third quarter of 2020, the Company charged off $19.3 million against the allowance for loan losses as result of the deterioration of this commercial relationship.

Exhibit 8 - Deposits by Country of Domicile
This tables shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Domestic	$3,310,343	$3,432,971	$3,253,972	$3,121,827	$2,999,687
Foreign:
Venezuela	2,169,621	2,202,340	2,224,353	2,270,970	2,345,938
Others	397,582	389,391	363,887	364,346	347,223
Total foreign	2,567,203	2,591,731	2,588,240	2,635,316	2,693,161
Total deposits	$5,877,546	$6,024,702	$5,842,212	$5,757,143	$5,692,848